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                                                                  Exhibit (a)(5)

                               [LOGO OF VIRYANET]

VIRYANET LTD.
5 Kiryat Hamada Street
Science Based Industries Campus
P.O. Box 23052
Har Hotzvim, Jerusalem 91230
Israel
Telephone: (972) 2 581-1462
Fax: (9722) 581-5507

                                                               September  , 2001

TO ELIGIBLE EMPLOYEES WHO TENDERED OPTIONS TO PURCHASE ORDINARY SHARES UNDER THE VIRYANET LTD. 1996 STOCK OPTION AND INCENTIVE PLAN, VIRYANET LTD. 1997 STOCK OPTION AND INCENTIVE PLAN, VIRYANET LTD. 1998 STOCK OPTION AND INCENTIVE PLAN AND VIRYANET LTD. 1999 STOCK OPTION AND INCENTIVE PLAN

   This letter provides the results of our offer to exchange new options under our 1999 Stock Option and Incentive Plan ("1999 Stock Plan") for all outstanding options to purchase ordinary shares under our 1996 Stock Option and Incentive Plan, 1997 Stock Option and Incentive Plan, 1998 Stock Option and Incentive Plan and 1999 Stock Plan.

   The offer expired at 11:59 p.m., eastern time, on September , 2001. On September , 2001, pursuant to the terms and conditions of the offer, we
accepted for exchange options tendered for a total of      ordinary shares and
canceled all such options.

   We have accepted for exchange and canceled the options tendered by you that were exercisable for the number of option shares as set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the offer, you will have the right to receive a new option under the 1999 Stock Plan for the number of ordinary shares that is equal to the number of option shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events.

   The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our ordinary shares on the Nasdaq National Market on the date of grant. As this date is in the future, we cannot predict the exercise price of the new options.

   Each new option will have the same vesting commencement date and vesting schedule as the option for which it was exchanged. You will receive credit for vesting accrued prior to the cancellation of the tendered options and for vesting that would have accrued during the period between the cancellation of the tendered options and the grant of the new options. The vesting schedule applicable to unvested shares under the new option will be equivalent to the vesting schedule of the tendered option. This means that the total number of

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ordinary shares vested and unexercised under the new option as of the date of grant will be equal to the number of shares that would have been vested and unexercised on that date under the tendered option had the tendered option not been tendered and cancelled but instead continued to vest in accordance with its terms, as adjusted pursuant to the terms of the offer. The total number of shares under the new option that shall vest on each of the vesting dates after the grant date shall be equal to the number of shares that would have vested on such vesting date had the tendered option not been tendered and cancelled, as adjusted pursuant to the terms of the offer.

   In accordance with the terms of the offer to exchange, we will grant you the new option on or about March , 2002. At that time, as described in the offer to exchange, we will enter into a new option agreement with you.

   In accordance with the terms of the offer to exchange, in order to receive new options, you must from the date you tender your option through the date that we grant the new option be an employee of ViryaNet Ltd. (the "Company") or one of our subsidiaries who is neither an officer or director of the Company nor on a leave of absence, except on a leave of absence approved by the chief financial officer of the Company. If for any reason you are not employed by us continuously from the date you tender options through the date that we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. The tendered options have been canceled, whether or not vested prior to the tender.

   If you have any questions about your rights in connection with the grant of a new option, please call the undersigned or Mr. Alon Tabak at (508) 490-8600.

                                          Sincerely,

                                          ViryaNet Ltd.


                                          _____________________________________
                                                    Albert A. Gabrielli
                                                  Chief Financial Officer

Attachment

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                                                                    Attachment A

                             No. of
                          Unexercised
          Grant Date of  Option Shares
Optionee     Tendered    Under Tendered
Name          Option         Option
--------  -------------- --------------


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